As filed with the Securities and Exchange Commission on December 5, 2011

Registration No. 333-177100

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

iGATE CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1802235
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

iGATE Corporation

6528 Kaiser Drive

Fremont, CA 94555

(510) 896-3015

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mukund Srinath

Vice President - Legal & Corporate Secretary

iGATE Corporation

6528 Kaiser Drive

Fremont, CA 94555

(510) 896-3015

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Joshua N. Korff, Esq.

Michael Kim, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

(212) 446–6460 (facsimile)

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer	☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $0.01 par value per share	26,510,852 shares	$11.49	$304,609,689.48(2)	$35,365.18 (3)

(1)	Represents the aggregate number of shares of common stock of the Company issuable to the selling stockholders upon the full conversion of the 330,000 shares of Series B Convertible Preferred Stock currently owned by them, assuming maximum accretion with respect to such shares of preferred stock in accordance with the Statement With Respect to Shares and the Investor Rights Agreement (in each case, as defined below and assuming no breach thereof or event of non-compliance thereunder) through November 11, 2017 (i.e., the latest possible date upon which outstanding Series B Preferred Stock shall be required to be converted into shares of common stock in accordance with the terms of the Statement With Respect to Shares). In accordance with Rule 416 promulgated under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average high and low prices of the common stock of the Company on The NASDAQ Global Select Market on September 26, 2011. It is not known how many shares will be sold under this registration statement or at what price or prices such shares will be sold.
(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not the solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 5, 2011

PROSPECTUS

26,510,852 Shares

iGATE Corporation

Common Stock

The selling stockholders named herein may offer and sell from time to time, in the open market or in one or more privately negotiated transactions and at market prices, fixed prices or negotiated prices, up to 26,510,852 shares of our common stock covered by this prospectus. The selling stockholders acquired 330,000 shares of our 8.00% Series B Convertible Participating Preferred Stock, no par value (the “Series B Preferred Stock”), convertible into our common stock with an initial conversion price of $20.30 per share (as adjusted from time to time in accordance with the terms of the Investor Rights Agreement (as defined below), the “Conversion Price”), from us in connection with two private placements that closed on February 1, 2011 and May 9, 2011. As of any date, each share of the Series B Preferred Stock is convertible into an aggregate number of shares of our common stock equal to the quotient of (a) the Accrued Value (as defined in the Statement With Respect to Shares (as defined below) of such share (plus, without duplication, any accrued dividends not already included in such Accrued Value) as of and including such date and (b) the Conversion Price in effect as of such date. All or a portion of the shares covered by this registration statement may be offered and sold from time to time by the selling stockholders The selling stockholders will receive all of the proceeds from any sales of its shares. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. We will bear the expenses of the offering of common stock, except that the selling stockholders will pay any applicable underwriting fees, discounts or commissions and certain transfer taxes.

Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. The selling stockholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. The shares covered by this prospectus are subject to the issuance upon conversion of currently outstanding shares of our Series B Preferred Stock. We provide more information about how the selling stockholders may sell their shares in the section entitled “Plan of Distribution” beginning on page 13.

Our common stock is traded on The NASDAQ Global Select Market under the symbol “IGTE.” On December 2, 2011, the last reported sale price of our common stock on The NASDAQ Global Select Market was $15.67 per share.

Investing in our common stock involves risks. See “Risk Factors” on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Specific information about the terms of an offering will be included in a prospectus or a prospectus supplement relating to each offering of shares. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the caption “Where You Can Find More Information.”

We are responsible for the information contained and incorporated by reference in this prospectus, any applicable prospectus supplements and any related free writing prospectus we prepare or authorize. Neither we, the selling stockholders nor any underwriter has authorized anyone to provide information different from that contained in this prospectus and the documents incorporated by reference herein.

The information contained in this prospectus, in any prospectus supplement or in any document incorporated by reference is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of common stock.

This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which or jurisdiction in which the offer or solicitation is unlawful.

Unless the context otherwise indicates, the terms “iGATE,” “Company,” “we,” “us,” and “our” as used in this prospectus refer to iGATE Corporation and its subsidiaries. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

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PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in this prospectus and in the documents incorporated by reference herein. It does not contain all the information that may be important to you. You should read carefully this prospectus, the related prospectus supplement and the documents incorporated by reference herein, before deciding to invest in our securities.

Business Overview

We are a worldwide outsourcing provider of integrated end-to-end offshore centric information technology (“IT”) and IT-enabled operations solutions and services. Our clients are primarily Global 2000 customers from the financial, insurance, manufacturing, retail, healthcare, and media and entertainment industries. We work with clients to optimize their businesses, secure year-on-year cost benefits, and tie costs to business needs and results. Our IT services include client/server design and development, conversion/migration services, offshore business services provisioning, enterprise resource planning (“ERP”) package implementation and integration services, software development and applications maintenance outsourcing technology and process consulting, data warehousing, enterprise solutions, application development, testing services, infrastructure management services and business process outsourcing (“BPO”). We also offer Integrated Technology and Operations (“iTOPS”) solutions that integrate IT outsourcing and IT-enabled operations offshore outsourcing solutions and services seamlessly. In addition to cost savings, the iTOPS model provides clients with innovative ways to enhance the quality and performance of their operations through better alignment of business processes to IT infrastructure.

We believe our innovative approach of integrating IT and IT-enabled operations and our ability to leverage a global delivery model provide our clients with clearly differentiated and demonstrated value. We employ an offshore/nearshore delivery model with over 8,000 employees and 29 offices worldwide. Following the acquisition of Patni Computer Systems Limited on May 12, 2011, our delivery model includes over 25,000 employees and offices in over 20 countries worldwide. Our global delivery model leverages both onsite delivery and comprehensive offshore services, depending upon a client’s location and preferences. We target large and medium-sized organizations across a diverse set of industries, including financial services, insurance, manufacturing, retail, healthcare and media and entertainment. We were founded in 1986 and our principal executive office is located in Fremont, California. We have operations in India, Canada, the United States, Europe, Mexico, Singapore, Malaysia, Japan, Australia, the United Arab Emirates, South Africa, Turkey, South Korea, China and Switzerland.

For the year ended December 31, 2010, we had revenues of approximately $280.6 million. For the year ended December 31, 2010, on a pro forma basis, we had revenues of approximately $982.3 million.

Industry Background

The rise of global service providers has enabled companies to reduce costs and improve productivity. This growth has been driven by numerous factors, including the broad adoption of global communications, increased competition from globalization, and the organization and availability of highly-trained offshore workforces. Global demand for high quality, lower cost IT and IT-enabled services has created a significant opportunity for the service providers that can successfully leverage the benefits of, and address the challenges in using, an offshore talent pool. The effective use of offshore personnel can offer a variety of benefits, including lower costs, faster delivery of new IT solutions and innovations in vertical solutions, processes and technologies. India is a leader in IT services, and is regarded as having one of the largest and highest quality pools of talent in the world. Historically, IT service providers have used offshore labor pools primarily to supplement the internal staffing needs of clients. However, evolving client demands have led to the increasing acceptance and use of offshore resources for a broad portfolio of higher value-added services, such as application development, integration and maintenance, as well as technology consulting.

India’s services and software exports continue to see significant growth. NASSCOM (India’s National Association of Software & Services Companies) reports indicate that India’s IT software and services and BPO sectors are expected to exceed $76 billion in revenues in 2011. This is a growth rate of approximately 19% over the prior fiscal year. According to the latest NASSCOM “Perspective 2020: Transform Business, Transform India” report, global changes and new megatrends in the economy, demographics, businesses, society and environment are set to expand the outsourcing industry by creating new dynamics and opportunities resulting in export revenues of approximately $175 billion by 2020.

In addition to market growth in software and services, clients are increasingly looking to utilize offshore labor pools for labor-intensive business services such as BPO. Growing at more than 35% over the past three years, BPO is the fastest growing segment of the overall offshore market, which is currently estimated at a market size of $26-29 billion according to NASSCOM’s “Everest India BPO Study.” IT and business services are typically managed as separate offerings by service providers. The two offerings have very different workflows and infrastructure requirements. Additionally, whereas IT services require highly trained professionals, many offshore business services, such as BPO, generally require only college graduates with foreign language skills. As a result, many large service providers, who offer both IT and business services, manage them through separate internal organizations. Many clients have also separated these functions. Unfortunately, this separation often results in competing interests between IT and business operations.

As global services have become more prevalent, many clients are now seeking tighter integration of their IT and business processes to maintain differentiation and cost efficiency. Additionally, as most BPO services depend upon client technology and infrastructure, many BPO clients are seeking to outsource their IT services. We believe that this demand will require global service providers to offer converged IT and business solutions. We believe that those providers who are experts in their clients’ IT and business processes and who can best deliver converged services using a combination of onsite and offshore professionals will most benefit from these industry trends.

Our Global Delivery Model

Global demand for high quality, lower cost IT and IT-enabled services has created a significant opportunity for us, which we use to successfully leverage the benefits of, and address the challenges in using, an offshore talent pool. Our effective use of offshore personnel offers a variety of benefits, including lower costs, faster delivery of new IT solutions and innovations in vertical solutions, processes and technologies.

We have adopted a global delivery model for providing services to our clients. Our global delivery model includes on-site and offshore teams. We have offshore development centers located in Bangalore, Hyderabad, Chennai, Noida, Mumbai, Pune and Gandhinagar in India and have global development centers located in Australia, Mexico, Canada, the United States and India. The centers can deliver both onsite and offshore services, depending on client location and preferences.

IT services that we deliver using our offshore centers include software application development and maintenance, implementation and support of enterprise applications, package evaluation and implementation, re-engineering, data warehousing, business intelligence, analytics, data management and integration, software testing and IT infrastructure management services. We believe that we deliver high quality solutions to our clients at substantial savings by using our global pool of highly talented people.

IT-enabled operations offshore outsourcing solutions and services offered include BPO, transaction processing services and call center services. BPO services are offered to clients that are looking to achieve converged IT and BPO solutions. The transaction processing services offered are focused on the mortgage banking, financial services, insurance and capital market industries, except for the delivery of finance and accounting functions such as accounts payable which can be performed for clients across all industries. The call center services are offered to clients in several industries and are not industry specific.

Competitive Strengths

We believe that we are well-positioned to capitalize on the following competitive strengths to achieve future growth:

Differentiated Business Model: We are the first outsourcing solutions provider to offer our fully integrated technology and operations structure with global service delivery. By integrating IT and BPO services, our approach enables a business model that encourages continual innovation in all areas of business transformation. We offer end-to-end converged solutions, and this integration runs through our entire sales and delivery organization.

Commitment to Attracting and Retaining Top Talent: Our strong corporate culture and work environments have received numerous awards, including the coveted #3 ranking as “Best Indian IT Employer” in 2010 by DataQuest-IDC. Our success depends in large part on our ability to attract, develop, motivate and retain highly skilled IT and IT-enabled service professionals. We recruit in a number of countries, including India, the United States, Canada, Mexico, the United Kingdom, Singapore, Japan and Australia. Our employees are a valuable recruiting tool and are actively involved in referring new employees and screening candidates for new positions. We have a focused retention strategy and extensive training infrastructure.

Deep Industry Expertise: Our full lifecycle project experiences cover numerous industry verticals, having successfully met the stringent demands for many leading Fortune 1000 companies over the years. We offer specialized industry practices in areas such as financial services, insurance, manufacturing, retail, media and entertainment and healthcare. We understand the unique strategic and tactical challenges faced within each vertical allowing us to optimize and differentiate our solutions. We expect that the Patni Acquisition will enable us to expand and deepen our expertise in certain industry verticals, including insurance, manufacturing and product engineering services.

Breadth of Solutions: Our end-to-end technology services include consulting, technology services, and BPO and provisioning. We work with clients to optimize their businesses, secure substantial and sustainable cost benefits and tie costs to business needs and results. In addition, we believe that by collaborating with clients of the combined company and introducing them to our broad solution offering, we can generate new opportunities to cross-sell additional end-to-end technology services.

Proven Global Delivery Model: Our global delivery model enables us to offer flexible onsite and offshore services that are cost efficient and responsive to our clients’ preferences. We also offer access to knowledgeable personnel and best practices, deep resources and cost-efficient solutions. We have made substantial investments in our processes, infrastructure and systems, and we have refined our global delivery model to effectively integrate onsite and offshore technology services.

Leadership: Our success is highly dependent on the efforts and abilities of our Chief Executive Officer, Phaneesh Murthy, and our senior management team. This senior management team includes well-known thought leaders in IT-enabled services and all members have significant experience with the onsite/offshore delivery model we employ.

Business Strategy

We intend to become the leading provider of integrated technology and operations services. In order to achieve this goal, we are focused on the following strategies:

Penetrate and Grow Strategic Client Accounts: Both iGATE and Patni have achieved strong revenue growth by focusing on select, long-term client relationships which we call strategic accounts. We have been chosen as a preferred vendor by many of our largest strategic accounts and have been recognized for our quality and responsiveness. Following the Patni Acquisition, we aim to expand the scope of our existing client relationships by leveraging our focused industry sector expertise with delivery excellence, responsive engagement models and an increased breadth of services. Following the Patni Acquisition, we expect that the combined company will be well positioned to address the needs of iGATE’s and Patni’s larger strategic relationships through dedicated account managers who have responsibility for increasing the size and scope of our service offerings to such clients. We also expect that the Patni Acquisition will broaden our solution offering, providing additional cross-selling opportunities into a broader client base.

Attract New Clients and Expand Into Strategic Verticals: We have maintained a vertically-focused strategy in offering outsourced solutions. We will continue to target new verticals which we believe will most benefit from integrated offerings of technology and operations. Over the last year, we have expanded our sales force and added key hires to other areas of the organization to attract new strategic clients in key verticals such as healthcare, media and entertainment. Our increased scale and solution offering as a result of the Patni Acquisition will allow us to target larger contracts and improve our competitive positioning.

Continue to Enhance High Value Services, Including iTOPS Solutions: iGATE and Patni have both been recognized as industry innovators in converged IT and BPO solutions. Following the Patni Acquisition, we intend for the combined company to continue this leadership by broadening our solution offerings in this space.

Attract and Retain Top Talent: Our status as a well-recognized and highly-ranked employer in India grants us benefits in attracting top talent and maintaining a collaborative and supportive culture. We intend to continue to invest in human capital, leadership development, and career development tracks to enable us to maintain our position as one of the top employers in India. To that end, we have implemented comprehensive leadership, training, development, and career management programs. We expect that the combination of iGATE and Patni will create a stronger employer brand to help retain talent and reduce attrition.

Our Sponsor

Apax Partners is one of the world’s leading private equity investment groups. It operates across the United States, Europe and Asia and has more than 35 years of investing experience. Funds under the advice and management of Apax Partners globally total over $35.0 billion. These funds provide long-term equity financing to build and strengthen world-class companies. Apax Partners’ funds invest in companies across its global sectors of Tech & Telecom, Retail & Consumer, Media, Healthcare and Financial & Business Services.

Corporate Information

iGATE Corporation was founded in 1986 and was incorporated in the Commonwealth of Pennsylvania. Our principal executive offices are located at 6528 Kaiser Drive, Freemont, California 94555, and our telephone number is (510) 896-3015. Our website can be found on the Internet at www.igatepatni.com. The information contained on our website or that can be accessed through our website is not part of this prospectus and you should not rely on that information when making a decision as to whether to participate in the exchange offer.

RISK FACTORS

Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein which may be amended, supplemented or superceded from time to time by other reports we file with the Securities and Exchange Commission in the future. In particular, you should consider the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011, June 30, 2011 and September 30, 2011 and certain of our other filings with the Securities and Exchange Commission. See “Incorporation of Certain Information by Reference.” The risks and uncertainties described in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus, any applicable prospectus supplement or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should,” and the negative of these terms or other comparable terminology often identify forward-looking statements. Statements in this prospectus and the other documents incorporated by reference that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the risks discussed in this prospectus, in our Annual Report on Form 10-K for fiscal year ended December 31, 2010 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011, June 30, 2011 and September 30, 2011 in Item 1A under “Risk Factors” and the risks detailed from time to time in our future SEC reports. Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents incorporated by reference, as of the date of such documents. Except as otherwise required by law, we do not assume any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We received an aggregate of $330 million in connection with the initial issuance of the Series B Preferred Stock currently outstanding in accordance with the terms of the Viscaria Purchase Agreement (as defined below). We will not receive any further consideration in connection with the conversion of such preferred stock into common stock of the Company being offered hereunder. Further, all of the shares of common stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their own account and we will not receive any of the proceeds from any such sales. We will bear the expenses of the offering of common stock, except that the selling stockholders will pay any applicable underwriting fees, discounts or commissions and certain transfer taxes.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On May 12, 2011, iGATE completed the acquisition of Patni Computer Systems Limited (“Patni”) through two of its wholly-owned subsidiaries, Pan-Asia iGATE Solutions, a company incorporated under the laws of Mauritius (“iGATE Mauritius”), and iGATE Global Solutions Limited, a company incorporated under the laws of India (“iGS” and, together with iGATE Mauritius, the “Purchasers”).

Patni is a company incorporated in India under the Indian Companies Act, 1956. In February 2004, Patni completed an initial public offering of its equity shares in India. In December 2005, Patni also completed an initial public offering of ADSs in the United States of America. Patni is engaged in IT consulting, software development and BPO. It provides multiple service offerings to its clients across various industries comprising banking and insurance; manufacturing, retail and distribution; life sciences; product engineering; and communications, media and entertainment and utilities. The various service offerings comprise application development and maintenance, enterprise software and systems integration services, business and technology consulting, product engineering services, infrastructure management services, customer interaction services and BPO, quality assurance and engineering services.

The acquisition of Patni (the “Patni Acquisition”) involved acquiring 60,091,202 shares or 45.0% of the outstanding share capital from the promoters of the Company (44.4% of the outstanding share capital on a fully diluted basis) and 22,913,948 shares (inclusive of the American Depositary Shares representing 20,161,867 shares) or 17.1% of the outstanding share capital of the Company from General Atlantic Mauritius Limited (16.9% of the outstanding share capital on a fully diluted basis). In accordance with the requirements of the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeover) Regulations, 1997, as amended, and a tender offer pursuant to the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission, the Purchasers also acquired an additional 27,085,565 shares or 20.3% of the outstanding shares of the Company (20% of the outstanding share capital on a fully diluted basis) through a mandatory open public offer (“MTO”) to the other shareholders of the Company. The Patni Acquisition was valued at $1.24 billion.

In connection with the Patni Acquisition, on January 10, 2011, the Company entered into a securities purchase agreement, with Viscaria Limited, a company backed by funds advised by Apax Partners LLP and Apax Partners, L.P., to raise equity financing to pay a portion of the cash consideration for the Patni Acquisition. Under the securities purchase agreement, the Company agreed to sell to Viscaria Limited, in a private placement, up to 480,000 shares of newly designated 8.00% Series B Convertible Participating Preferred Stock, no par value per share (the “Series B Preferred Stock”), for an aggregate purchase price of up to $480 million. On February 1, 2011, the Company issued 210,000 shares of Series B Preferred Stock to Viscaria Limited for a consideration of $210 million. On May 9, 2011, the Company issued an additional 120,000 shares of Series B Preferred Stock to Viscaria Limited for a consideration of $120 million.

On April 29, 2011, the Company raised $770 million by issuing senior notes (the “Notes”) through a private placement. The Notes will mature on May 1, 2016 and bear interest at a rate of 9.0% per annum, payable semi-annually in cash in arrears on May 1 and November 1 of each year, beginning on November 1, 2011. The Notes are the senior unsecured obligations of the Company, guaranteed by the restricted subsidiaries, as defined, of the Company. For additional information see the accompanying notes to the unaudited pro forma condensed combined financial statements.

The following unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2011 are based on the historical consolidated financial statements of iGATE and the historical consolidated financial statements of Patni, for the predecessor period from January 1, 2011 to May 15, 2011, after giving effect to (i) the acquisition of Patni by iGATE, (ii) the issuance of the Series B Preferred Stock, (iii) the issuance of $770 million of the Notes (collectively, the “Financing Transactions”), and (iv) the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined statements of income.

iGATE CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Nine Months Ended September 30, 2011

(dollars in thousands, except per share data)

	Nine Months Ended September 30, 2011		Reclassification	Pro forma Adjustments	Note Reference	Pro forma Combined
	iGATE	Patni (Predecessor)
Revenues	$511,939	$279,882	$—	$(125)	2(a)	$791,696
Cost of revenues (1)	323,563	179,638	—	(125)	2(a)	503,076

Gross margin	188,376	100,244	—	—		288,620
Selling, general and administrative	108,915	68,018	—	(30,156)	2(b)	146,777
Depreciation and amortization	25,032	10,972	—	(5,316)	2(c)	30,688
Foreign exchange gain, net	—	(9,164)	9,164	—		—

Income from operations	54,429	30,418	(9,164)	35,472		111,155
Interest expense	(32,834)	(214)	—	(24,559)	2(d),2(e)	(57,607)
Other income, net	8,553	6,334	75	—		14,962
Foreign exchange gain, net	16,846	—	9,164	—		26,010
Equity in loss of affiliated companies	(52)	—	(75)	—		(127)

Income before income taxes	46,942	36,538	—	10,913		94,393
Income tax expense/(benefit)	7,314	10,356	—	(112)	2(f)	17,558

Net income	39,628	26,182	—	11,025		76,835
Non controlling interest	(3,437)	—	—	(8,212)	2(g)	(11,649)

Net income attributable to iGATE	36,191	26,182	—	2,813		65,186
Accretion to preferred stock	(214)	—	—	(87)	2(h)	(301)
Preferred dividend	(15,131)	—	—	(6,672)	2(h)	(21,803)

Net income attributable to iGATE common shareholders	$20,846	$26,182	$—	$(3,946)		$43,082

Basic earnings per share (see Note 3):
Common stock						$0.57
Unvested restricted stock						$0.57
Participating Series B Preferred Stock						$1.74
Diluted earnings per share (see Note 3)						$0.56

(1)	Cost of revenues is exclusive of depreciation and amortization.

1.	Reclassifications

Certain reclassifications have been made to conform Patni’s historical amounts to iGATE’s presentation. These reclassifications are as follows:

Reclassifications in unaudited condensed combined statement of income

a)	Foreign exchange (gain)/loss, net shown as part of income from operations is now disclosed as part of income before income taxes.

b)	Equity in loss of affiliated companies of $0.1 million each for the nine months ended September 30, 2011 has been reclassified to be shown separately on the face of the unaudited condensed combined statement of income.

2.	Pro Forma Adjustments

a)	Revenue and costs of revenues amounting $0.1 million related to transactions prior to the date of acquisition with Patni are reversed.

b)	Selling, general and administrative costs

We have recorded the following adjustments in the unaudited pro forma condensed combined statement of income affecting selling, general and administrative costs (dollars in thousands):

Nine Months Ended September 30, 2011
Cost savings	$(6,058)
Reversal of severance pay	(13,184)
Reversal of onetime acquisition cost	(10,914)

Pro forma adjustment	$(30,156)

Cost savings represents the net recurring cost savings related to termination of the services of certain identified employee positions that are not going to be replaced in the future and cost savings identified by the management in a formal plan related to vacating certain redundant facilities.

Reversal of severance pay relates to the termination of the services of certain employees. These are one-time non-recurring costs charged to the Patni income statement during the nine months period ended September 30, 2011 and directly related to the transaction. Hence a pro forma adjustment has been recorded to eliminate this expense from the unaudited pro forma condensed combined statement of income.

Total transaction costs for the Patni Acquisition is approximately $14.6 million. Of this amount, we had incurred and expensed $10.9 million for the nine months ended September 30, 2011. Since this amount is non-recurring and directly related to the transaction, a pro forma adjustment has been recorded to eliminate this expense from the unaudited pro forma condensed combined statement of income.

c)	We have recorded a reduction of $7.8 million in the depreciation in property and equipment on the new basis of value of property and equipment in the unaudited pro forma condensed combined statement of income for the nine months ended September 30, 2011.

Intangible assets primarily include customer relationships and intellectual property rights. The customer relationships are being amortized on an accelerated basis over the estimated life of 15 years. We have recorded an incremental amortization expense of $2.5 million as a result of the increase in the value of the intangibles in the unaudited pro forma condensed combined statement of income for the nine months ended September 30, 2011.

The pro forma adjustment reflects the incremental depreciation and amortization as a result of new basis to the values of property and equipment and intangible assets. The estimated useful lives considered for the purpose of estimated fair value of tangible fixed assets and customer relationships are as follows:

Leasehold land	Lease term
Building	40 years
Computer	3 years
Furniture and fixtures	5 years
Office equipment	5 years
Vehicles	4 years
Intellectual property rights	0.5 to 3 years
Customer relationships	15 years

d)	Interest expense on senior notes of $770 million, calculated at a rate of 9.0% per annum, of $22.4 million for the nine months ended September 30, 2011, has been recorded as a pro forma adjustment.

e)	Issuance costs, consisting of professional fees, commitment fees and placement fees, related to the issuance of the senior notes amounting to approximately $33.5 million are being amortized to interest expense using the effective interest method over the five year life of the notes. Interest expenses related to amortization of deferred financing costs recorded as a pro forma adjustment for the nine months ended September 30, 2011 was $2.2 million.

f)	Income tax expense (benefit)

We have recorded the following adjustments in the unaudited pro forma condensed combined statement of income (dollars in thousands):

Nine Months Ended September 30, 2011
Tax benefit on interest expense	$(8,595)
Tax expense on cost savings	732
Tax expense on reversal of onetime acquisition cost	3,144
Tax expense on reversal of onetime severance pay	3,091
Tax expense on reduction in depreciation and amortization	1,516

Pro forma adjustment	$(112)

g)	Non controlling interest

The non controlling interest share of profits is computed by adjusting Patni’s net income as follows (dollars in thousands):

Nine Months Ended September 30, 2011
Net income per Patni Predecessor Statement of Income	$26,182
Net income per Patni Successor Statement of Income	19,749
Cost savings (see Note 2(b))	6,058
Reversal of severance pay (see Note 2(b))	13,184
Reduction in depreciation and amortization (see Note 2(c))	5,316
Tax expense, net (see Note 2(f))	(5,339)

Basis for non controlling interest calculation	$65,150

Non controlling interest share of profits (17.88%*)	$11,649
Already recorded in the books	(3,437)

$8,212

*	Based on the total number of outstanding common shares as of September 30, 2011.

h)	We recorded an additional preferred dividend of $6.7 million on Series B Preferred Stock of $330 million for the nine months ended September 30, 2011, calculated at 8% per annum, compounded quarterly, assuming the Series B Preferred Stock was issued on January 1, 2010.

Issuance costs totaling $3.4 million, consisting principally of professional fees related to the issuance of the Series B Preferred Stock are being accreted over the redemption period of six years. The additional amount accreted for the nine months ended September 30, 2011 is $0.1 million.

3.	Pro Forma Earnings Per Share

The Company computes earnings per share in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 260, “Earnings per Share”. Basic earnings per share for the two classes of stock (common stock, unvested restricted stock and participating convertible preferred stock) is calculated by dividing net income available to each class by the weighted average number of shares of each class. Diluted earnings per share is computed using the weighted average number of common stock, unvested restricted stock plus the potentially dilutive effect of common stock and convertible preferred stock equivalents.

Earnings per share for the common stock, unvested restricted stock and participating convertible preferred stock under the two class method are presented below (dollars in thousands, except per share data):

		For Nine months ended September 30, 2011
Net income attributable to iGATE common shareholders		$43,082
Add: Dividend on Series B Preferred Stock		$21,803

		$64,885

Distributed earnings:
Common stock		$—
Unvested restricted stock		$—
Participating preferred stock	[A]	$21,803

Total		$21,803

Undistributed earnings allocation:
Common stock	[B]	$32,301
Unvested restricted stock	[C]	$127
Participating preferred stock	[D]	$10,654

Total		$43,082

Shares outstanding for allocation of undistributed income:
Common stock		56,598
Unvested restricted stock		219
Participating preferred stock		18,670

Total		75,487

Weighted average share outstanding:
Common stock	[E]	56,478
Unvested restricted stock	[F]	224
Participating preferred stock	[G]	18,670

Total		75,372

Weighted average common stock outstanding		56,478
Dilutive effect of stock options and restricted shares outstanding		1,428

Total	[H]	57,906

Distributed earnings per share:
Common stock		$—
Unvested restricted stock		$—
Participating preferred stock	[I=A/G]	$1.17

Undistributed earnings per share:
Common stock	[J=B/E]	$0.57
Unvested restricted stock	[K=C/F]	$0.57
Participating preferred stock	[L=D/G]	$0.57

Basic earnings per share:
Common stock	[J]	$0.57
Unvested restricted stock	[K]	$0.57
Participating preferred stock	[I+L]	$1.74

Diluted earnings per share of common stock	[B/H]	$0.56

The number of outstanding options to purchase common shares for which the option exercise prices exceeded the average market price of the common shares aggregated 0.6 million shares for the nine months ended September 30, 2011. These options were excluded from the computation of diluted earnings per share under the treasury stock method. The number of outstanding participative convertible preferred stock for which the earnings per share exceeded the earnings per share of common stock aggregated to 18.7 million shares for the nine months ended September 30, 2011. These shares were excluded from the computation of diluted earnings per share as they were anti-dilutive.

SELLING STOCKHOLDERS

Beneficial Ownership

The registration statement, of which this prospectus forms a part, relates to the registration and possible resale of up to 26,510,852 shares of our common stock by funds advised by Viscaria Limited (“Viscaria”), a company backed by funds advised by Apax Partners LLP and Apax Partners, L.P. (collectively “Apax Partners”). The common stock being offered by the selling stockholders are those issued or to be issued by us upon conversion of the 330,000 shares of our Series B Preferred Stock by the selling stockholders.

The following table sets forth information with respect to the beneficial ownership of our common stock held as of September 29, 2011 by Viscaria, the number of shares being offered hereby and information with respect to shares to be beneficially owned by the funds advised by Apax Partners assuming the conversion of all shares of Series B Preferred Stock held by or for the benefit of the selling stockholders into shares of our common stock and all the shares registered hereunder are sold. The percentages in the following table reflect the shares beneficially owned by the funds advised by Apax Partners as a percentage of the total number of shares of our common stock outstanding as of September 29, 2011.

	Shares Beneficially Owned Prior to the Offering			Shares Offered Hereby	Shares Beneficially Owned After the Offering (1)
Name	Number		Percentage	Number	Number	Percentage
Viscaria Limited (2)	26,510,852	(3)	31.9%	26,510,852	—	—%
Lemesou 77 Elia House P.C. 2121, Nicosia, Cyprus

(1)	Assumes that Viscaria disposes of all the shares of common stock covered by this prospectus and does not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean Viscaria will sell all or any portion of the shares covered by this prospectus.
(2)	The number of shares beneficially owned prior to the offering includes shares of common stock issuable upon conversion of Viscaria’s 330,000 shares of Series B Preferred Stock. See Schedule 13D/A filed by iGATE on May 19, 2011 with regards to the information set forth therein regarding the beneficial ownership of the shares held by Viscaria, Apax Europe VI-A, L.P., Apax Europe VI-1, L.P., Apax Europe VII-A, L.P., Apax Europe VII-B, L.P., Apax Europe VII-1, L.P., Apax US VII, L.P., Apax Europe VI GP L.P. Inc., Apax Europe VI GP Co. Limited, Apax Europe VII GP L.P. Inc., Apax Europe VII GP Co. Limited, Apax US VII GP, L.P., Apax US VII GP, Ltd., Apax Partners Europe Managers Ltd, Apax Guernsey (Holdco) PCC Limited and John F. Megrue. Each of (i) Jeremy Arnold, Denise Fallaize, Andrew Guille, in each case in such person’s capacity as a director of each of Apax Europe VI GP Co. Limited, Apax Europe VII GP Co. Limited and Apax Guernsey (Holdco) PCC Limited, (ii) David Staples and Steve Hare, in each case in such person’s capacity as a director of each of Apax Europe VI GP Co. Limited, and Apax Europe VII GP Co. Limited (and with respect to Steve Hare only, pursuant to a power of attorney on behalf of Apax Partners Europe Managers Ltd.), (iii) Martin Halusa and Ian Jones, in each case in such person’s capacity as a director of Apax Partners Europe Managers Ltd., (iv) John F. Megrue, in his capacity as Director and CEO of Apax US VII GP, Ltd., (v) Nico Hansen, in his capacity as a Vice President of Apax US VII GP, Ltd. and director of Apax Partners Europe Managers Ltd., (vi) Michael Phillips, in his capacity as director of Apax Partners Europe Managers Ltd., (vii) Robert Marsden, in his capacity as CFO of Apax US VII GP, Ltd., (viii) Christian Stahl, William J. Gumina and Mitchell L. Truwit, in each case in such person’s capacity as a Vice President of Apax US VII GP, Ltd., and (ix) Peter Englander, Tom Hall and Andrew Sillitoe, in each case pursuant to a power of attorney on behalf of Apax Partners Europe Managers Ltd., may be considered to share voting and dispositive power over the shares held by Viscaria.
(3)	Represents the aggregate number of shares of common stock of the Company issuable to the selling stockholders upon the full conversion of their 330,000 shares of Series B Convertible Preferred Stock currently owned by them, assuming maximum accretion with respect to such shares of preferred stock in accordance with the Statement With Respect to Shares and the Investor Rights Agreement (in each case, as defined below and assuming no breach thereof or event of non-compliance thereunder) through May 9, 2017 (i.e., the latest possible date upon which outstanding Series B Preferred Stock shall be required to be converted into shares of common stock in accordance with the terms of the Statement With Respect to Shares).

Material Relationships

Series B Preferred Stock Purchase Agreement

Viscaria, a company backed by funds advised by Apax Partners, made a preferred stock investment pursuant to a Securities Purchase Agreement, dated as of January 10, 2011 (the “Viscaria Purchase Agreement”) in us, the proceeds of which were used to pay a portion of the cash consideration for the acquisition of a majority stake in Patni Computer Systems Limited. Under the Viscaria Purchase Agreement, we agreed to sell to Viscaria, in a private placement, up to 480,000 shares of Series B Preferred Stock, for an aggregate purchase price of up to $480 million. Viscaria agreed to purchase the shares of Series B Preferred Stock at two separate closings: (i) $210 million of Series B Preferred Stock at the first closing (which occurred on February 1, 2011), and (ii) an additional $120 million of Series B Preferred Stock at a second closing (which occurred on May 9, 2011).

Terms of the Series B Preferred Stock

On January 31, 2011, iGATE filed with the Secretary of the Commonwealth of Pennsylvania a Statement with Respect to Shares (“Statement with Respect to Shares”) for the Series B Preferred Stock, which sets forth the voting and other powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions, of the Series B Preferred Stock which were not previously fixed by our articles of incorporation. In accordance with the Statement with Respect to Shares, but subject to applicable law and exchange listing rules and regulations, the Series B Preferred Stock, among other things:

•	accrues cumulative dividends at a rate of 8.00% per annum, which dividends will be added to the liquidation preference of the Series B Preferred Stock, and compounded quarterly;

•	is entitled to participate in dividends and other distributions payable on our common stock on an as-converted basis;

•

provides for a holder option to convert the outstanding principal plus accrued and unpaid dividends into our common stock at any time and from time to time at the then current Conversion Price (which Conversion Price was initially set at $20.30 per share and which is subject to subsequent adjustment in certain circumstances);

•

is subject to our option to convert the Series B Preferred Stock into our common stock at any time after November 9, 2012 if, among other things, the volume weighted average price of our common stock exceeds 205% of the then applicable Conversion Price for a specified period of time;

•

is redeemable for cash at an amount equal to the outstanding principal plus accrued and unpaid dividends pursuant to a holder put right exercisable on May 9, 2017 (i.e., the date that is six years from the last occurring closing date);

•

provides that, if the Series B Preferred Stock is not sooner converted, such preferred stock is subject to a mandatory conversion into shares of our common stock on May 9, 2017 unless the holder exercises the put right described in the immediately preceding bullet point; and

•

provides the holder the right to receive, prior to any payment in respect of any junior equity securities, the greater of the outstanding principal plus accrued and unpaid dividends and the as-converted value upon our liquidation or upon certain changes of control (which amount upon a change of control may vary based upon when the change of control occurs).

In the event any shares of Series B Preferred Stock are then convertible as described herein (and in the documents and instruments incorporated herein by reference) and the holder thereof or the Company, as applicable, desires to so convert such shares, such shares of Series B Preferred Stock, as of the date of any such conversion, shall be convertible into the number of shares (rounded to the nearest whole number) of common stock (or applicable successor security) equal to the quotient determined by dividing (i) the outstanding principal plus accrued and unpaid dividends of such shares of preferred stock by (ii) the Conversion Price in effect as of such date. The Conversion Price was initially set at $20.30, but may subsequently be reduced if we, directly or indirectly, issue shares of our common stock at a per share issuance price which is below an amount equal to the average daily volume weighted average price (as reported by Bloomberg Financial, L.P.) of one share of our common stock on The NASDAQ Global Select Market (or such other trading market upon which serves as the principal trading market for our shares of common stock during such period) for the period of five trading days ending on the day immediately prior to the conversion date.

Further, pursuant to the Statement with Respect to Shares, the holders of the Series B Preferred Stock benefit from customary anti-dilution and conversion price adjustment provisions in specified circumstances. Additionally, subject to certain exceptions and applicable law and exchange rules, the holders of Series B Preferred Stock will be entitled to vote (a) on an as-converted basis with the holders of shares of our common stock on all matters upon which such shareholders are entitled to vote and (b) as a separate class with respect to the election of certain nominees to our Board. Our failure to comply with certain provisions of the Statement with Respect to Shares (including requirements relating to redemption payments, certain shareholder approvals, and certain requirements under the Investor Rights Agreement (as defined herein)) may result, if not cured, in certain increases to the dividend accrual rate of the Series B Preferred Stock and, under certain circumstances and subject to applicable law and exchange rules, a right of the holders of Series B Preferred Stock to increased representation on our Board, in each case, for the duration of such noncompliance.

Investor Rights Agreement

On February 1, 2011, as contemplated by the Viscaria Purchase Agreement, we entered into an investor rights agreement (“Investor Rights Agreement”) with Viscaria pursuant to which, among other things, we have agreed, so long as Viscaria and certain holders affiliated with Viscaria in the aggregate hold at least one third of Viscaria’s initial equity stake as of the latest applicable closing under the Viscaria Purchase Agreement, to grant Viscaria certain rights, including the right to designate at least one director to our Board if the number of directors on the Board is nine or less, and, subject to applicable law and exchange listing rules, two directors to our Board if the number of directors is ten or more. Additionally, so long as Viscaria and certain other holders affiliated with it maintain at least one half of Viscaria’s initial equity investment in us, (a) such holders (“Majority Investor Holders”) will be entitled to certain (i) preemptive and rights of first offer on future equity and/or debt issuances by us and (ii) customary registration rights with respect to the common stock issuable upon the conversion of the Series B Preferred Stock, and (b) the consent of the majority of the Majority Investor Holders will be required for:

(i)	certain dividends or payments to holders of our other equity interests or to management or related parties;

(ii)	subject to certain exceptions, the authorization, issuance or entrance into any agreement providing for the issuance of any debt or equity securities of the Company or any of our subsidiaries;

(iii)	certain reclassifications or recapitalizations of securities of the Company or our subsidiaries that would adversely affect the rights of the holders of the Series B Preferred Stock;

(iv)	certain asset disposals exceeding a specified threshold;

(v)	certain acquisitions exceeding a specified threshold;

(vi)	the entrance into certain material transactions involving Patni or the sale of Patni securities;

(vii)	certain changes in our line of business or the line of business of any of our subsidiaries, including Patni;

(viii)	the entrance into, amendment, modification or supplementation of certain agreements with any parties related to us or any of our wholly-owned subsidiaries;

(ix)	the creation, incurrence, guarantee, assumption or issuance by us or any of our subsidiaries of certain additional indebtedness;

(x)	the hiring or termination of our Chief Executive Officer or our Chief Financial Officer;

(xi)	the amendment or rescission of any provision of our or any of our subsidiaries’ certificate of incorporation, articles of incorporation, by-laws or similar organizational documents that would directly conflict with the terms and provisions of the Investor Rights Agreement or the Statement with Respect to Shares;

(xii)	the voluntary delisting of our common stock from certain markets;

(xiii)	certain increases in the size of our Board;

(xiv)	the voluntary commencement of certain insolvency events; and

(xv)	the agreement to any of the foregoing.

Our failure to comply with certain provisions of the Investor Rights Agreement (including requirements relating to Viscaria’s nominees to our Board, consent rights and registration rights) may result, if not cured, in certain increases to the dividend accrual rate of the Series B Preferred Stock and, in the event we fail to make any required redemption payment, subject to applicable law and exchange listing rules, increased representation of the holders of the Series B Preferred Stock on our Board, in each case, for the duration of such noncompliance. In addition, in the event we fail to make any required redemption payment, the Majority Investor Holders may also have consent rights with respect to (a) any change of control, (b) any issuance, disposition, acquisition, assumption or incurrence which would otherwise be permitted under clauses (ii), (iv), (vi) or (ix) of the immediately preceding paragraph, (c) our and our subsidiaries’ annual budget, and (d) the approval of the employment or termination of any member of our senior management.

Effective February 1, 2011, pursuant to the terms of the Investor Rights Agreement, Viscaria’s nominee, Mr. Salim Nathoo, was appointed as a director to our Board. Mr. Nathoo will serve as a member of the Nominating and Corporate Governance Committee and the Compensation Committee of our Board. In addition, Viscaria has the right to designate one non-voting observer to attend meetings of our Board.

Voting and Standstill Agreement

In connection with the signing of the Viscaria Purchase Agreement described above, we entered into a voting and standstill agreement (“Voting and Standstill Agreement”) dated as of January 10, 2011, with Viscaria, Messrs. Sunil Wadhwani and Ashok Trivedi and certain entities affiliated with such shareholders (collectively, the “Shareholders”). As of the first closing under the Viscaria Purchase Agreement, we entered into an amended and restated voting and standstill agreement (the “Amended and Restated Voting and Standstill Agreement”), dated as of February 1, 2011, with Viscaria and the Shareholders for the purpose of amending and restating the Voting and Standstill Agreement in order to reflect the final agreement between the Shareholders and Viscaria with respect to matters covered thereby. Pursuant to the Amended and Restated Voting and Standstill Agreement, the Shareholders have agreed to vote in favor of the transactions contemplated under the Viscaria Purchase Agreement, the issuance of the Series B Preferred Stock and certain rights associated with the Series B Preferred Stock, including the right to designate a director to our Board. Further, subject to certain ownership thresholds set forth in the Amended and Restated Voting and Standstill Agreement, (i) Viscaria agreed to vote in favor of the election of each of Messrs. Sunil Wadhwani and Ashok Trivedi to our Board and (ii) if a vote of the holders of our common stock is required to elect such nominees (whether due to the full conversion into common stock of all outstanding shares of Series B Preferred Stock or otherwise), the Shareholders have agreed to vote in favor of the election of the person(s) nominated by Viscaria to our Board. All such parties have agreed to vote against any action, agreement or transaction not consistent with the foregoing.

PLAN OF DISTRIBUTION

We are registering 26,510,852 shares of our common stock for possible sale by the selling stockholders. Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders named in the table above and donees, pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus.

The selling stockholders may offer and sell all or a portion of the shares covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	on The NASDAQ Global Select Market, in the over-the-counter market or on any other national securities exchange on which our shares are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise.

The selling stockholders may sell the shares at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our common stock on The NASDAQ Global Select Market or any other exchange or market.

The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling stockholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

The selling stockholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act.

We will bear the expenses of the offering of common stock, except that the selling stockholders will pay any applicable underwriting fees, discounts or commissions and certain transfer taxes.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares. Upon our notification by the selling stockholders that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the selling stockholder;

•	the number of shares being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

In addition, upon being notified by the selling stockholders that a donee, pledgee, transferee, other successor-in-interest intends to sell more than 500 shares, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling stockholder.

The selling stockholders are subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, the selling stockholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Reed Smith LLP, Pittsburgh, Pennsylvania.

EXPERTS

The consolidated financial statements of iGATE Corporation appearing in iGATE Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010 have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements of Patni Computer Systems Limited as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein, in reliance upon the reports of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 with respect to the shares of common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on February 17, 2011;

•

our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, filed with the SEC on May 6, 2011, for the fiscal quarter ended June 30, 2011, filed with the SEC on August 9, 2011 and for the fiscal quarter ended September 30, 2011, filed with the SEC on November 7, 2011;

•	Patni’s Annual Report on Form 20-F for the year ended December 31, 2010, filed with the SEC on February 25, 2010;

•

portions of our Definitive Proxy Statement on Schedule 14A filed on April 13, 2011, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

•

our Current Report on Form 8-K filed with the SEC on January 10, 2011, January 12, 2011, January 21, 2011, February 4, 2011, February 14, 2011, February 16, 2011, March 18, 2011, April 4, 2011; April 15, 2011, May 5, 2011, May 11, 2011, May 12, 2011, May 16, 2011 (as amended on July 27, 2011), May 31, 2011, June 17, 2011, July 7, 2011, July 22, 2011, July 25, 2011 September 27, 2011, and October 18, 2011 and November 16, 2011; and

•	the description of our common stock contained in our registration statement filed under Section 12 of the Exchange Act filed November 20, 1997.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

Mukund Srinath, Vice President- Legal & Corporate Secretary

iGATE Corporation

6528 Kaiser Drive

Fremont, CA 94555

(510) 896-3015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following is a statement of the estimated expenses, to be paid solely by iGATE Corporation in connection with the issuance and distribution of the securities being registered hereby:

Securities and Exchange Commission registration fee		$35,365.18
Printing expense		*
Accounting fees and expense		*
Legal fees and expense		*
Miscellaneous expenses		*

Total	$	*

*	These fees are calculated based upon the number of issuances in applicable offerings and amount of securities offered and, accordingly, cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officers.

Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law (the “PBCL”) provides in general that a corporation may indemnify any person, including its directors, officers and employees, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (including actions by or in the right of the corporation) by reason of the fact that he or she is or was a representative of or serving at the request of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she is determined by the board or directors, or in certain circumstances by independent legal counsel or the shareholders, to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reason to believe his or her conduct was unlawful. In the case of actions by or in the right of the corporation, indemnification is not permitted in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation except to the extent a court determines that the person is fairly and reasonably entitled to indemnification. In any case, to the extent that the person has been successful on the merits or otherwise in defense of any claim, issue or matter, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. Subchapter D of Chapter 17 also provides that the indemnification permitted or required thereby is not exclusive of any other rights to which a person seeking indemnification may be entitled.

Article 9 of our second amended and restated articles of incorporation provides that we will indemnify and hold harmless to the full extent permitted by law each person who was or is made a party or is threatened to be made a party to or is otherwise involved in (as witness or otherwise) any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of iGATE or otherwise (hereinafter, a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the heir, executor or administrator, is or was a director or executive officer of iGATE or is or was serving at the request of iGATE as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise (including without limitation service with respect to employee benefit plans), or where the basis of such proceeding is any alleged action or failure to take any action by such person while acting in an official capacity as a director or executive officer of iGATE, or in any other capacity on behalf of iGATE while such person is or was serving as a director or executive officer of iGATE, against all expenses, liability and loss, including but not limited to attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement (whether with or without court approval), actually and reasonably incurred or paid by such person in connection therewith. The right to indemnification is a contract right and includes the right to be paid by iGATE the expenses incurred in defending any such proceeding (or part thereof) or in enforcing his or her rights to indemnification in advance of the final disposition thereof promptly after our receipt of a request therefor stating in reasonable detail the expenses incurred; provided, however, that to the extent required by law, the payment of such expenses incurred by a director or executive officer of iGATE in advance of the final disposition of a proceeding shall be made only upon receipt of an undertaking, by or on behalf of such person, to repay all amounts so advanced if and to the extent it shall ultimately be determined by a court that he or she is not entitled to be indemnified by iGATE.

The articles of incorporation also provide, in accordance with Section 1713 of the PBCL, that a director of iGATE shall not be personally liable for monetary damages as such for any action taken, or any failure to take any action, unless: (1) the director has breached or failed to perform the duties of his/her office under Subchapter B of Chapter 17 of the PBCL (relating to standard of conduct and justifiable reliance); and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This limitation on the personal liability of directors of iGATE does not apply to: (A) the responsibility or liability of a director pursuant to any criminal statute; or (B) the liability of a director for the payment of taxes pursuant to local, state or federal law.

We have entered into employment agreements with all of our named executive officers, which entitle such individuals to be indemnified in their capacities as directors and/or officers of iGATE to the full extent permitted by law. We have also purchased insurance insuring our directors and officers against certain liabilities that they might incur as directors or officers, including certain liabilities under the Securities Act of 1933, as amended.

Item 16.	Exhibits.

Reference is made to the attached Exhibit Index.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	if the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)	if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(8)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(9)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on December 5, 2011.

iGATE CORPORATION

/s/ Phaneesh Murthy
Name:	Phaneesh Murthy
Title:	President and Chief Executive Officer (Principal Executive Officer)

/s/ Sujit Sircar
Name:	Sujit Sircar
Title:	Chief Financial Officer (Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Phaneesh Murthy Phaneesh Murthy	President, Chief Executive Officer and Director (Principal Executive Officer)	December 5, 2011

/s/ Sujit Sircar Sujit Sircar	Chief Financial Officer (Principal Financial Officer)	December 5, 2011

# Prashanth Idgunji	Vice President-Finance (Principal Accounting Officer)	December 5, 2011

# Sunil Wadhwani	Co-Chairman of the Board of Directors and Director	December 5, 2011

# Ashok Trivedi	Co-Chairman of the Board of Directors and Director	December 5, 2011

# J. Gordon Garrett	Director	December 5, 2011

# Göran Lindahl	Director	December 5, 2011

# Martin G. McGuinn	Director	December 5, 2011

# Joseph J. Murin	Director	December 5, 2011

# Roy Dunbar	Director	December 5, 2011

# Salim Nathoo	Director	December 5, 2011

#By:	/s/ Phaneesh Murthy
Phaneesh Murthy, Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement.*

4.1	Second Amended and Restated Articles of Incorporation of iGATE Corporation (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q, filed on August 14, 2000).

4.2	Amended and Restated Bylaws of iGATE Corporation (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q, filed on August 14, 2000).

4.3	Specimen Common Stock Certificate (incorporated by reference from Exhibit 4.1 to iGATE Corporation’s Registration Statement on From S-1, Commission File No. 333-14169, filed on November 19, 1996).

5.1	Opinion of Reed Smith LLP.**

23.1	Consent of Ernst & Young.

23.2	Consent of KPMG.

23.3	Consent of Reed Smith LLP (set forth in Exhibit 5.1).**

24.1	Powers of attorney (included on the signature pages of the Registration Statement).**

*	To be filed, if necessary, after effectiveness of this registration statement by an amendment to the registration statement or incorporated by reference to a Current Report on Form 8-K filed in connection with an underwritten offering of the shares offered hereunder
**	Previously filed